Exhibit 10.1

March 14, 2013

Ms. Sharleen Ernster Lazear

Dear Sharleen:

I am very pleased to extend to you an offer of employment at GUESS?, Inc. as Chief Design Officer, in the Design Department. In this position you will be reporting directly to Paul Marciano, Chief Executive Officer. Your start date will be determined upon mutual agreement at a later date. This is a very exciting area of the company that offers many opportunities, and we feel you would be an excellent addition to the team.

The terms of your offer are as follows:

1.	Base salary of $675,000 per year with exempt status, paid in accordance with the Company’s normal payroll practices.

2.
You will be eligible for a signing bonus of $137,500; if you voluntarily resign from GUESS?, Inc. prior to the completion of 24 months of service, you will be responsible to reimburse GUESS?, Inc. this signing bonus.

3.
You will be eligible to participate in GUESS?, Inc.’s Executive Bonus Program, which currently bases awards on individual performance and objectives, department, and Company objectives. As a participant in this plan, your bonus opportunity may include both cash and long term equity incentives as a percentage of your base salary, with an annual target of 50% for cash bonus and 65% for the long term incentive equity component. With respect to the Company’s fiscal year ending February 1, 2014, the Company will pay you a guaranteed cash bonus at the target rate of 50% of your starting base salary, $168,750 will be paid on April 14, 2014, and $168,750 will be paid on August 14, 2014, provided that you remain continuously employed with the Company through each such payment date.

4.
In addition to the compensation set forth above and subject to approval by the GUESS?, Inc. Compensation Committee at its next regularly scheduled meeting, you will be granted the following equity compensation pursuant to the GUESS?, Inc. Equity Incentive Plan:

(a)
Non-qualified options to purchase 30,000 shares of the Common Stock of GUESS?, Inc. with an exercise price equal to the closing price of the Common Stock on the grant date. Such stock options will vest during your employment over a four-year period as follows: one-fourth of your options will vest on each anniversary of the date of grant until fully vested.

(b)
Restricted stock in the amount of 20,000 shares of Common Stock subject to your signing of a restricted stock agreement with standard terms and conditions for restricted stock awards as determined by the Compensation Committee. Among other conditions, you will be required to pay the par value of one cent ($.01) per share of your restricted stock on the date of grant. Your restricted stock will vest over a four-year period as follows: one-fourth of your shares will vest on each anniversary of the date of grant until fully vested.

5.
Medical, dental, life, vacation and disability benefits commensurate in accordance with your position at GUESS?, Inc. You will accrue vacation benefits at the rate of four weeks per year. You will be eligible to participate in the GUESS?, Inc. 401k Savings Plan following the completion of your first 90 days of service. In addition, you will be eligible to participate in the GUESS?, Inc. Deferred Compensation Plan. You will be provided with a summary and details of these benefits when you begin employment with the Company. In order to help cover the costs of health insurance for your partner, Guess will provide you a health insurance allowance of $20,000 per year, payable bi-weekly in accordance with the Company's normal payroll practices.

6.
Relocation expenses incurred during the move from New York City to Los Angeles, including temporary housing, will be provided by GUESS?, Inc. Please note that these expenses are considered income for IRS purposes, and you will be taxed on this amount, including applicable payroll taxes. Your relocation will be coordinated through GUESS?, Inc. and Professional Relocation & Consulting Services. If you voluntarily resign from GUESS?, Inc. within two years of your hire date, you will be responsible to reimburse GUESS?, Inc. for all relocation expenses. After your first year of service, these expenses will be pro-rated per year (see attached schedule A). The expenses will include:

a) Movement of your household goods from New York City to Los Angeles.

b) Temporary corporate housing for up to (120) one hundred and twenty days.

c) Temporary storage of your household goods for up to (120) one hundred and twenty days.

d) Home sale assistance of up to six percent (6%) of substantiated home selling fees and costs.

e) Four round-trip business class airfare tickets for house hunting purposes from New York City to Los Angeles.

f) Four, one one-way business class airfare ticket for your final relocation to Los Angeles.

7.
If GUESS?, Inc., should terminate your employment at any time during your first two (2) years of employment for any reason, other than for cause, you shall be entitled (subject to the execution of the Company’s standard Settlement and Release Agreement) to payments in the amount of twelve (12) months base salary (at the rate of the date of termination), paid in accordance with the Company’s normal payroll practices. If you begin full-time employment, part-time employment or consulting engagements prior to the end of such four month period following your termination, which includes compensation in an amount equal or greater than your compensation at GUESS?, Inc., any payments due to you under this paragraph shall be discontinued. If you accept and begin employment prior to the end of the twelve (12) month period at a salary lower than your base salary at GUESS?, Inc., GUESS?, Inc., will pay you the difference in compensation for this period.

In order to help you to avoid incurring any tax penalties under Section 409A of the Internal Revenue Code in connection with the severance provisions set forth herein, the following provisions shall apply:

a) If your employment is terminated in circumstances that would trigger the above severance benefit, Guess?, Inc. will provide you the form of Settlement and Release Agreement not later than seven (7) days after the date your employment is terminated;

b) You will have 21 days within which to consider, execute and return the Settlement and Release Agreement to Guess?, Inc. (unless a longer period of time for you to consider the Settlement and Release Agreement is required under applicable law);

c) If you do not timely provide Guess?, Inc. with the executed Settlement and Release Agreement, or if you revoke your Settlement and Release Agreement under any revocation right afforded by applicable law, Guess?, Inc. will have no obligation to pay you the severance benefit; and

d) If you timely provide Guess?, Inc. with your executed Settlement and Release Agreement, and you do not revoke your Settlement and Release Agreement, your severance benefit will be paid as follows: (i) the first installment of your severance benefit will be paid to you on (or within 10 days following) the 60th day following the termination of your employment with Guess?, Inc., and will include any severance that would have been paid to you during that 60-day period had your salary continued during that period, and (ii) the remaining portion of your severance benefit will be paid in equal installments on regularly scheduled paydays in accordance with the Company’s normal payroll practices during the remainder of your severance period. Severance payments will be subject to applicable tax withholding.

8.
Given the important nature of your position, the Company requests that, to the extent practicable, you please provide 90 days advance notice in the event you elect to terminate your employment with the Company. Nothing in the foregoing is intended to in any way alter the at will nature of your employment.

In this position, it may be necessary for you to travel internationally. We require that you possess a valid passport, that must be on file with the GUESS?, Inc. Travel Department. It is your responsibility to ensure that your passport is valid at all times.

In accordance with government regulation, all new employees must present documentation confirming your eligibility to work.  On your first day of employment, please bring in original documents to establish both identification and employment eligibility from the attached list of acceptable documents (Form I-9). If you are unable to present these documents, we are not permitted to employ you.

Please indicate your acceptance of this offer by signing at the end of this letter and faxing it to me at (213) 744-7832.

We look forward to your joining us at GUESS?, Inc., and a prosperous future together. Please feel free to contact me if you have any questions.

Sincerely,

/s/ CHET KUCHINAD

Chet Kuchinad, Chief People Officer
GUESS?, Inc.

AGREED & ACCEPTED

/s/ SHARLEEN LAZEAR	3/15/13
Sharleen Lazear	Date